EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
California Resources Corporation:
We consent to the incorporation by reference in the registration statements (Nos. 333-200610, 333-200611, 333-211106, 333-211107 and 333-208671) on Forms S-8 and S-3 of California Resources Corporation of our reports dated February 24, 2017, with respect to the consolidated balance sheets of California Resources Corporation as of December 31, 2016 and 2015, and the related consolidated and combined statements of operations, comprehensive income, equity and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of California Resources Corporation.

/s/ KPMG LLP

Los Angeles, California
February 24, 2017